Mail Stop 6010


						April 17, 2006

Mr. Adam Kablanian
Chief Executive Officer
Virage Logic Corporation
47100 Bayside Parkway
Fremont, CA   94538


Re:	Virage Logic Corporation
      Form 10-K for the year ended September 30, 2005
      Filed December 30, 2005
      File No. 0-31089

Dear. Mr. Kablanian:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant